MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Discovery Partners Int'l	Albany Molecular Res.	Aurora Biosciences
Underwriters

Chase Securities, Lehman Bros,

UBS Warburg, FleetBoston Robertson

Stephens, CIBC World Mkts, CS First

Boston, Deutsche Banc Alex Brown,

AG Edwards, ING Barings, Thomas

Weisel, Dominick & Dominick, LH Friend Weinress Frankson & Presson, Gruntal,

Janney Montgomery Scott, Legg Mason

		ING Baring, Hambrecht & Quist, etc., including DB Alex Brown	Alex Brown, Hambrecht & Quist, Robertson Stephens
Yrs of continuous operation, including predecessors	>3	>3	>2
Security	DPII	AMRI	ABSC
Is the affiliate a manager or co-manager of offering?	No	No	Yes
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	7/27/2000	2/4/1999	6/19/1997
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 90,000,000	$ 50,000,000	$ 40,000,000
Total	$ 90,000,000	$ 50,000,000	$ 40,000,000
Public offering price	$ 18.00	$ 20.00	$ 10.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.26 (7%)	$ 1.40 (7%)	$ 0.70 (7%)
Shares purchased	3,100	n/a	n/a
$ amount of purchase	$ 55,800.00	n/a	n/a
% of offering purchased by fund	0.062%	n/a	n/a
% of offering purchased by associated funds*	0.126%	n/a	n/a
Total	0.188%	n/a	n/a
*Small Cap Active Equity